                                                                 EXHIBIT 12.1

                        CB RICHARD ELLIS SERVICES, INC.
   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                             (Dollars in thousands)


                                                                         Six Months
                                     Year Ended December 31,            Ended June 30,
                            ----------------------------------------- -----------------
                             1996    1997    1998     1999     2000    2000     2001
                            ------- ------- ------- -------- -------- -------  -------
Income (loss) before
 provision (benefit) for
 income tax...............  $25,809 $45,906 $50,483 $ 39,461 $ 68,139 $11,695 $(11,141)
 Less: Equity earnings of
   unconsolidated
   subsidiaries...........      145     --    3,443    7,528    7,112   2,320    2,785
  Preferred stock
   dividends (1)..........    1,639   6,557     --       --       --       --      --
 Add: Distributed earnings
  of unconsolidated
  subsidiaries............       89   1,440   2,267   12,662    8,389   3,729    2,802
  Fixed charges...........   32,136  30,654  42,089   56,524   60,448  29,787   28,782
                            ------- ------- ------- -------- -------- ------- --------
Total earnings before
 fixed charges............  $56,250 $71,443 $91,396 $101,119 $129,864 $42,891 $ 17,658
                            ======= ======= ======= ======== ======== ======= ========
Fixed Charges:
 Portion of rent expense
  representative of the
  interest factor (2).....  $ 6,374 $ 8,317 $11,042 $ 17,156 $ 18,748 $ 9,117 $ 10,369
 Interest expense.........   24,123  15,780  31,047   39,368   41,700  20,670   18,413
 Preferred stock dividends
  (1).....................    1,639   6,557     --       --       --       --      --
                            ------- ------- ------- -------- -------- ------- --------
Total fixed charges.......  $32,136 $30,654 $42,089 $ 56,524 $ 60,448 $29,787 $ 28,782
                            ======= ======= ======= ======== ======== ======= ========
Ratio of earnings to fixed
 charges..................     1.75    2.33    2.17     1.79     2.15    1.44     0.61(/3/)
                            ======= ======= ======= ======== ======== ======= ========

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(1) Preferred stock dividend requirements have been reflected at their pre-tax amounts. The 1998 amount does not reflect the deemed dividend associated with the Company's repurchase of convertible preferred stock for $32.3 million.

(2) Represents one-third of operating lease costs which approximates the portion that relates to the interest portion.

(3) Includes a deficiency of $11.1 million for the six months ended June 30, 2001.